Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-101498

              FOURTH PROSPECTUS SUPPLEMENT, DATED FEBRUARY 6, 2004,

                                       TO

                       PROSPECTUS DATED DECEMBER 20, 2002

                                2,392,143 SHARES

                                  VAXGEN, INC.

                                  COMMON STOCK

      This Fourth Prospectus Supplement amends the prospectus dated December 20, 2002, as amended by the First Prospectus Supplement dated March 26, 2003, the Second Prospectus Supplement dated June 25, 2003 and the Third Prospectus Supplement dated October 27, 2003 (collectively, the "Prospectus") of VaxGen Inc. relating to the public offering and sale by selling stockholders described therein. This prospectus supplement contains information on ownership of shares of our Common Stock (the "Common Stock") beneficially owned and offered under the Prospectus. This Fourth Prospectus Supplement should be read in conjunction with the Prospectus, and this Fourth Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Fourth Prospectus Supplement supersedes the information contained in the Prospectus.

The table and related footnotes on pages 15 and 16 of the Prospectus setting forth information concerning the selling stockholders are amended: (a) to replace the information for Halifax Fund, L.P. with information for Cheyenne, LLC, to reflect the transfer of a warrant to purchase shares of common stock previously owned by Halifax Fund, L.P. to Cheyenne, LLC, and (b) to replace the information for each selling stockholder in the footnotes with the footnotes set forth below, which reflect the adjustment of the exercise price of the outstanding warrants held by the selling stockholders and the related adjustment of the number of shares subject to such warrants:

--------------------------------------------------------------------------------------------------------------
                                           Shares
                                        Beneficially                                    Shares Beneficially
                                       Owned Prior to       Shares Offered by this        Owned After the
       Selling Stockholder             the Offering(1)           Prospectus(2)                 Offering
--------------------------------------------------------------------------------------------------------------
Cheyenne, LLC(3)                          491,324                  764,179                       --
--------------------------------------------------------------------------------------------------------------

Societe Generale(4)                        81,887                  127,363                       --
--------------------------------------------------------------------------------------------------------------

CD Investment Partners, Ltd.(5)            49,132                   76,417                       --
--------------------------------------------------------------------------------------------------------------

SDS Merchant Fund, L.P.(6)                 32,756                   50,946                       --
--------------------------------------------------------------------------------------------------------------

(1) Assumes, as of February 6, 2004, exercise of all outstanding warrants held by the selling stockholders at a price of $11.449 per share. Under certain circumstances, the exercise price for the warrants can fluctuate significantly. Thus, the number of shares of common stock that the selling stockholders may acquire upon exercise of the warrants could significantly increase over time in the event of adjustments to the exercise price.

(2) Includes (a) 2,392,143 shares previously registered pursuant to the registration statement on Form S-3 (File No. 333-101498) less (b) 1,373,238 shares previously sold pursuant to the registration statement on Form S-3 (File No. 333-101498) as of the date of this Fourth Prospectus Supplement.

(3) Shares beneficially owned prior to the offering include 491,324 shares of common stock issuable on exercise of a warrant. Shares offered by this prospectus include (a) 491,324 shares of common stock issuable on exercise of a warrant and (b) 272,855 shares as its pro rata portion of additional shares that may be issued upon future adjustments to the exercise price of the warrant.

(4) Shares beneficially owned prior to the offering include 81,887 shares of common stock issuable on exercise of a warrant. Shares offered by this prospectus include (a) 81,887 shares of common stock issuable on exercise of a warrant and (b) 45,476 shares as its pro rata portion of additional shares that may be issued upon future adjustments to the exercise price of the warrant.

(5) Shares beneficially owned prior to the offering include 49,132 shares of common stock issuable on exercise of a warrant. Shares offered by this prospectus include (a) 49,132 shares of common stock issuable on exercise of a warrant and (b) 27,285 shares as its pro rata portion of additional shares that may be issued upon future adjustments to the exercise price of the warrant.

(6) Shares beneficially owned prior to the offering include 32,756 shares of common stock issuable on exercise of a warrant. Shares offered by this prospectus include (a) 32,756 shares of common stock issuable on exercise of a warrant and (b) 18,190 shares as its pro rata portion of additional shares that may be issued upon future adjustments to the exercise price of the warrant.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Fourth Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

      The date of this Fourth Prospectus Supplement is February 6, 2004.